News Release (NYSE:RPT)

RPT REPORTS THIRD QUARTER 2018 RESULTS

NEW YORK, New York – October 31, 2018 - RPT Realty (NYSE:RPT) (the "Company") today announced its financial and operating results for the three months ended September 30, 2018.

THIRD QUARTER 2018 HIGHLIGHTS

•	Net income available to common shareholders of $0.10 per diluted share, compared to $0.33 per diluted share for the same period in 2017.

•	Operating Funds from Operations (“Operating FFO”) of $0.32 per diluted share, compared to $0.34 per diluted share for the same period in 2017.

•	Same property NOI with redevelopment increased 2.2% for the quarter as compared to the same period in the prior year.

•	Increased leased rate by 30 basis points to 94.2%, compared to 93.9% at June 30, 2018, despite a 70 basis point negative impact due to the Toys "R" Us bankruptcy.

•	Increased small shop leased rate by 90 basis points to 88.1%, from 87.2% at June 30, 2018.

•
Ended the third quarter with $6.3 million of signed not commenced Annualized Base Rent ("ABR") of which $2.5 million is expected to commence in the fourth quarter of 2018 with the balance to commence in 2019.

•	Announced that it will change its name to RPT Realty, effective November 13, 2018.

•	Relocated the corporate headquarters to New York City on September 4, 2018.

“As we move into the execution phase of this new chapter at RPT, we are proud of the progress we have made thus far on our near-term initiatives,” said Brian Harper, President and Chief Executive Officer. “Our portfolio continues to perform in line with our expectations, and our efforts to drive internal growth are already bearing fruit, as evidenced by our strong quarterly leasing volume and marked increase in our small shop leased rate.  We also continue to work to reallocate capital to improve our long term growth profile through our targeted non-core asset sales, which we continue to expect will be completed by the end of 2019 and our ongoing site planning approval work at our redevelopment properties. Finally, we are pleased to announce our rebranding to RPT Realty which signifies our commitment to leverage our foundation while taking a new approach to creating shareholder value.”

FINANCIAL RESULTS
Net income available to common shareholders for the third quarter 2018 of $8.4 million, or $0.10 per diluted share, compared to $27.3 million, or $0.33 per diluted share for the same period in 2017.

NAREIT-defined Funds from Operations ("FFO") for the third quarter 2018 of $26.0 million, or $0.29 per diluted share, compared to $30.1 million, or $0.35 per diluted share for the same period in 2017.

Operating FFO for the third quarter 2018 of $28.4 million, or $0.32 per diluted share, compared to $29.6 million or $0.34 per diluted share for the same period in 2017. Operating FFO for the third quarter 2018 excludes certain non-recurring items that totaled $2.4 million, largely attributable to executive management reorganization and severance costs.

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OPERATING RESULTS

Same property NOI with redevelopment during the third quarter 2018 increased 2.2% compared to the same period in 2017. Same property NOI with redevelopment growth was negatively impacted by approximately 110 basis points, or $0.5 million, due to the termination of the Company's two Toys "R" Us leases during the quarter.

At September 30, 2018, the Company's consolidated portfolio was 94.2% leased compared to 93.9% at June 30, 2018 and 93.0% at September 30, 2017. Occupancy at September 30, 2018 was 90.8% compared to 90.8% at June 30, 2018 and 91.3% at September 30, 2017. The Company has changed its definition of occupancy to reflect the percentage of space that is economically occupied versus physically occupied as reported historically. Please see page 7 of its third quarter 2018 supplemental for a detailed definition.

During the third quarter of 2018, the Company signed 79 leases totaling 457,015 square feet. Re-leasing spreads on comparable leases were 5.0% with an ABR of $16.32 per square foot. Re-leasing spreads on comparable new and renewal leases were 13.1% and 4.3%, respectively.

COMPANY NAME CHANGE
As previously announced, the Company will change its name to RPT Realty, effective November 13, 2018. The Company will continue to trade on the NYSE under the ticker, RPT. Please see the Company’s separate press release, dated October 31, 2018 on the Company’s website at www.rptrealty.com for additional details.

BALANCE SHEET

At September 30, 2018, the Company had approximately $1.0 billion of consolidated debt, which resulted in a net debt to annualized proforma adjusted EBITDA ratio of 6.5x. Consolidated debt had a weighted average interest rate of 4.06% and a weighted average maturity, excluding scheduled amortization, of 5.8 years. The Company ended the third quarter 2018 with liquidity of $286.6 million, including $16.7 million in cash and cash equivalents and $269.8 million of availability on its unsecured revolving credit facility.

DISPOSITIONS

During the quarter, and as previously-announced, the Company completed the sale of the one remaining property in the Ramco/Lion Venture LP joint venture, receiving net proceeds of $6.3 million for its 30% interest in the Martin Square shopping center in Stuart, Florida. Following the sale, the Company has one joint venture property remaining in the portfolio.

REDEVELOPMENT

At September 30, 2018, the Company's active redevelopment pipeline consisted of four projects with an estimated total cost of $49.1 million, of which $7.4 million remains to be spent. These projects are expected to stabilize over the next nine months at an estimated weighted average return on cost between 8.5% - 9.5%.

DIVIDEND

On October 30, 2018, the Company’s Board of Trustees declared a fourth quarter regular cash dividend of $0.22 per common share. The Board of Trustees also approved a fourth quarter Series D convertible preferred share dividend of $0.90625 per share. The dividends, for the period October 1, 2018 through December 31, 2018 are payable on January 2, 2019 for shareholders of record on December 20, 2018.

GUIDANCE

The Company has updated certain components of its 2018 earnings guidance, which are outlined below. The Company's 2018 earnings guidance excludes the impact from potential asset sales.

Guidance item	Prior 2018 Guidance Range			Updated 2018 Guidance Range			3Q18	YTD
Net income attributable to common shareholders per share	$0.24	to	$0.28	$0.25	to	$0.27	$0.10	$0.20
Same property NOI y/y growth with redevelopment	1.75%	to	2.75%	2.25%	to	2.75%	2.2%	2.1%
General and administrative expenses (in millions) [1]	$21.5	to	$23.0	$22.2	to	$23.0	$5.7	$17.1
Acquisitions (in millions)	$6.0			$6.0			$0.0	$6.0
Operating FFO per share	$1.35	to	$1.39	$1.35	to	$1.37	$0.32	$1.04
[1] Excludes the impact from non-recurring executive transition and employee severance charges

The reduction in the high end of our Operating FFO per share guidance range was primarily the result of a higher estimated weighted average share count attributable to an assumed above-target payout ratio for 2018 equity-based performance awards based on the Company's relative stock outperformance during the third quarter.

CONFERENCE CALL/WEBCAST:

The Company will host a live broadcast of its third quarter conference call on Thursday, November 1, 2018 at 9:00 a.m. (ET) to discuss its financial and operating results.

Date:	Thursday, November 1, 2018
Time:	9:00 a.m. ET
Dial in #:	(877) 705-6003
International Dial in #	(201) 493-6725
Webcast:	investors.rptrealty.com

A replay of the call will be available through November 15, 2018.  The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13682776.  A replay will also be archived on the Company’s website for one year.

SUPPLEMENTAL MATERIALS

The Company’s quarterly financial and operating supplement is available on its corporate web site at www.rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.

RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's locally-curated consumer experiences reflect the lifestyles of its diverse neighborhoods and match the modern expectations of its retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange under the ticker symbol RPT. As of September 30, 2018, the Company's portfolio consisted of 57 shopping centers (including 1 shopping center owned through a joint venture) representing 13.8 million square feet. As of September 30, 2018, the Company’s aggregate portfolio was 94.2% leased. For additional information about the Company please visit www.rptrealty.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of the Company believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:
Vin Chao, Vice President - Finance
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

RPT REALTY
FFO ATTRIBUTABLE TO COMMON SHAREHOLDERS AND
OPERATING FFO ATTRIBUTABLE TO COMMON SHAREHOLDERS GUIDANCE

	Per Share Guidance Range
	Full Year 2018
	Low	High
Net income available to common shareholders	$0.25	$0.27
Share count adjustment (1)	(0.03)	(0.03)
Preferred dividend	0.08	0.08
Depreciation and amortization	0.99	0.99
Net income attributable to noncontrolling interests	0.01	0.01
(Gain) / Loss on sale of investment properties	(0.06)	(0.06)
FFO available to common shareholders	$1.24	$1.26
Other, predominantly executive management reorganization	0.11	0.11
Operating FFO available to common shareholders	$1.35	$1.37
(1) OP Units and convertible preferred shares are expected to be anti-dilutive to net income but dilutive to FFO and operating FFO for the full year

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RPT REALTY
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	September 30, 2018	December 31, 2017

ASSETS
Income producing properties, at cost:
Land	$397,344	$397,935
Buildings and improvements	1,785,555	1,732,844
Less accumulated depreciation and amortization	(393,636)	(351,632)
Income producing properties, net	1,789,263	1,779,147
Construction in progress and land available for development or sale	59,692	58,243
Net real estate	1,848,955	1,837,390
Equity investments in unconsolidated joint ventures	1,556	3,493
Cash and cash equivalents	16,719	8,081
Restricted cash and escrows	3,017	4,810
Accounts receivable, net	25,622	26,145
Acquired lease intangibles, net	47,676	59,559
Other assets, net	99,958	90,916
TOTAL ASSETS	$2,043,503	$2,030,394

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$1,047,113	$999,215
Capital lease obligation	1,022	1,022
Accounts payable and accrued expenses	59,433	56,750
Acquired lease intangibles, net	50,770	60,197
Other liabilities	8,494	8,375
Distributions payable	19,725	19,666
TOTAL LIABILITIES	1,186,557	1,145,225

Commitments and Contingencies

Ramco-Gershenson Properties Trust ("RPT") Shareholders' Equity:
Preferred shares, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 120,000 shares authorized, 79,719 and 79,366 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	797	794
Additional paid-in capital	1,163,683	1,160,862
Accumulated distributions in excess of net income	(426,727)	(392,619)
Accumulated other comprehensive income	6,606	2,858
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	836,786	864,322
Noncontrolling interest	20,160	20,847
TOTAL SHAREHOLDERS' EQUITY	856,946	885,169
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,043,503	$2,030,394

RPT REALTY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
REVENUE
Minimum rent	$47,851	$49,736	$147,282	$149,970
Percentage rent	120	106	545	570
Recovery income from tenants	15,161	14,923	45,995	46,655
Other property income	997	1,078	2,858	3,310
Management and other fee income	88	88	222	314
TOTAL REVENUE	64,217	65,931	196,902	200,819

EXPENSES
Real estate tax expense	11,037	10,948	31,796	32,670
Recoverable operating expense	6,301	6,660	19,248	20,699
Non-recoverable operating expense	1,358	1,039	3,470	3,430
Depreciation and amortization	21,150	23,130	65,719	69,282
Acquisition costs	—	—	233	—
General and administrative expense	8,131	5,738	27,396	18,561
Provision for impairment	—	1,885	216	8,423
TOTAL EXPENSES	47,977	49,400	148,078	153,065

OPERATING INCOME	16,240	16,531	48,824	47,754

OTHER INCOME AND EXPENSES
Other income (expense), net	(240)	123	(55)	(612)
Gain on sale of real estate	—	24,545	181	35,920
Earnings from unconsolidated joint ventures	297	81	570	223
Interest expense	(11,045)	(11,586)	(32,354)	(33,871)
Other gain on unconsolidated joint ventures	5,208	—	5,208	—
INCOME BEFORE TAX	10,460	29,694	22,374	49,414
Income tax provision	(96)	(65)	(147)	(119)
NET INCOME	10,364	29,629	22,227	49,295
Net income attributable to noncontrolling partner interest	(239)	(696)	(514)	(1,158)
NET INCOME ATTRIBUTABLE TO RPT	10,125	28,933	21,713	48,137
Preferred share dividends	(1,676)	(1,675)	(5,026)	(5,026)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$8,449	$27,258	$16,687	$43,111

EARNINGS PER COMMON SHARE
Basic	$0.10	$0.34	$0.21	$0.54
Diluted	$0.10	$0.33	$0.20	$0.54

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	79,712	79,381	79,547	79,337
Diluted	80,450	86,259	79,939	79,514

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net income	$10,364	$29,629	$22,227	$49,295
Net income attributable to noncontrolling partner interest	(239)	(696)	(514)	(1,158)
Preferred share dividends	(1,676)	(1,675)	(5,026)	(5,026)
Net income available to common shareholders	8,449	27,258	16,687	43,111
Adjustments:
Rental property depreciation and amortization expense	21,081	23,071	65,556	69,104
Pro-rata share of real estate depreciation from unconsolidated joint ventures	32	77	177	229
Gain on sale of depreciable real estate	—	(23,841)	—	(35,032)
Gain on sale of joint venture depreciable real estate	(307)	—	(307)	—
Provision for impairment on income-producing properties	—	1,885	—	8,423
Other gain on unconsolidated joint ventures	(5,208)	—	(5,208)	—
FFO available to common shareholders	24,047	28,450	76,905	85,835

Noncontrolling interest in Operating Partnership (1)	239	—	514	1,158
Preferred share dividends (assuming conversion) (2)	1,676	1,675	5,026	5,026
FFO available to common shareholders and dilutive securities	$25,962	$30,125	$82,445	$92,019

Gain on sale of land	—	(704)	(181)	(889)
Provision for impairment on land available for development or sale	—	—	216	—
Severance expense (3)	856	88	925	655
Executive management reorganization, net (3)(4)	1,592	—	9,115	—
Acquisition costs	—	—	233	—
Cost associated with early extinguishment of debt	—	81	—	81
Contingent gain	—	—	(398)	—
Operating FFO available to common shareholders and dilutive securities	$28,410	$29,590	$92,355	$91,866

Weighted average common shares	79,712	79,381	79,547	79,337
Shares issuable upon conversion of Operating Partnership Units (1)	1,909	—	1,914	1,917
Dilutive effect of restricted stock	738	165	392	176
Shares issuable upon conversion of preferred shares (2)	6,830	6,713	6,830	6,713
Weighted average equivalent shares outstanding, diluted	89,189	86,259	88,683	88,143

FFO available to common shareholders and dilutive securities per share, diluted	$0.29	$0.35	$0.93	$1.04

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.32	$0.34	$1.04	$1.04

Dividend per common share	$0.22	$0.22	$0.66	$0.66
Payout ratio - Operating FFO	68.8%	64.7%	63.5%	63.5%

(1)
The total noncontrolling interest reflects OP units convertible 1:1 into common shares. The Company's net income for the three months ended September 30, 2017 (largely driven by gains on real estate sales), results in an allocation to OP units of $696 and an income per OP unit ratio of $0.363 (based on 1,917 weighted avg. OP units outstanding). Basic FFO for the quarter approximates $0.358 per share. In instances when the OP unit ratio exceeds basic FFO, the OP units are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three months ended September 30, 2017.

(2)
Series D convertible preferred shares are paid annual dividends of $6.7 million and are currently convertible into approximately 6.8 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.25 per diluted share per quarter and $0.98 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earning per share in future periods.

(3)	Amounts noted are included in General and Administrative expense.

(4)
Includes severance, accelerated vesting of restricted stock and performance award charges and the benefit from the forfeiture of unvested restricted stock and performance awards associated with our former executives, in addition to recruiting fees, relocation expenses and cash inducement bonuses related to the Company's current executive team.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)

Reconciliation of net income available to common shareholders to Same Property NOI

	Three Months Ended September 30,		Nine Months Ended September 30,

	2018	2017	2018	2017
Net income available to common shareholders	$8,449	$27,258	$16,687	$43,111
Preferred share dividends	1,676	1,675	5,026	5,026
Net income attributable to noncontrolling partner interest	239	696	514	1,158
Income tax provision	96	65	147	119
Interest expense	11,045	11,586	32,354	33,871
Earnings from unconsolidated joint ventures	(297)	(81)	(570)	(223)
Gain on sale of real estate	—	(24,545)	(181)	(35,920)
Other gain on unconsolidated joint ventures	(5,208)	—	(5,208)	—
Other expense (income), net	240	(123)	55	612
Management and other fee income	(88)	(88)	(222)	(314)
Depreciation and amortization	21,150	23,130	65,719	69,282
Acquisition costs	—	—	233	—
General and administrative expenses	8,131	5,738	27,396	18,561
Provision for impairment	—	1,885	216	8,423
Lease termination fees	(3)	(27)	(108)	(60)
Amortization of lease inducements	44	44	130	131
Amortization of acquired above and below market lease intangibles, net	(1,345)	(1,160)	(8,733)	(3,267)
Straight-line ground rent expense	70	70	211	211
Amortization of acquired ground lease intangibles	7	6	19	19
Straight-line rental income	(728)	(608)	(2,290)	(1,797)
NOI	43,478	45,521	131,395	138,943
NOI from Other Investments	(98)	(3,078)	(8,725)	(18,841)
Same Property NOI with Redevelopment	43,380	42,443	122,670	120,102
NOI from Redevelopment (1)	(3,572)	(2,838)	(10,358)	(8,717)
Same Property NOI without Redevelopment	$39,808	$39,605	$112,312	$111,385

(1) The NOI from Redevelopment adjustments represent 100% of the NOI related to Deerfield Towne Center and Woodbury Lakes, and a portion of the NOI related to specific GLA at Troy Marketplace, Spring Meadows, The Shops on Lane Avenue, River City Marketplace, The Shoppes at Fox River II, Buttermilk Towne Center, Front Range Village and Town & Country for the periods presented. Because of the redevelopment activity, the center or specific space is not considered comparable for the periods presented and is adjusted out of Same Property NOI with Redevelopment in arriving at Same Property NOI without Redevelopment.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)

	Three Months Ended September 30,
	2018		2017
Reconciliation of net income to annualized proforma adjusted EBITDA
Net income	$10,364		$29,629
Interest expense	11,045		11,586
Income tax provision	96		65
Depreciation and amortization	21,150		23,130
Gain on sale of depreciable real estate	—		(23,841)
Provision for impairment on depreciable real estate	—		1,885
Pro-rata adjustments from unconsolidated entities	32		77
Gain on sale of joint venture depreciable real estate	(307)		—
Other gain on unconsolidated joint ventures	(5,208)		—
EBITDAre	37,172		42,531

Severance expense	856		88
Executive management organization, net	1,592		—
Gain on sale of land	—		(704)
Lease termination income	(3)		(27)
Costs associated with early extinguishment of debt	—		81
Adjusted EBITDA	39,617		41,969
Proforma adjustments (1)	—		(824)
Proforma adjusted EBITDA	$39,617		$41,145
Annualized proforma adjusted EBITDA	$158,468		$164,580

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$1,047,113		$1,081,510
Unamortized premium	(3,195)		(4,251)
Deferred financing costs, net	3,249		3,203
Consolidated notional debt	1,047,167		1,080,462
Capital lease obligation	1,022		1,066
Cash and cash equivalents	(16,719)		(4,781)
Net debt	$1,031,470		$1,076,747

Reconciliation of interest expense to total fixed charges
Interest expense	$11,045		$11,586
Preferred share dividends	1,676		1,675
Scheduled mortgage principal payments	635		793
Total fixed charges	$13,356		$14,054

Net debt to annualized proforma adjusted EBITDA	6.5	x	6.5	x
Interest coverage ratio (proforma adjusted EBITDA / interest expense)	3.6	x	3.6	x
Fixed charge coverage ratio (proforma adjusted EBITDA / fixed charges)	3.0	x	3.0	x

(1) 3Q17 excludes EBITDA of $0.8 million from dispositions. The pro forma adjustments treat activity as if they occurred at the start of each quarter.

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these additional measures provide users of our financial information additional comparable indicators of our industry, as well as our performance.

Funds From Operations (FFO) Available to Common Shareholders
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of depreciable property and impairment provisions on depreciable real estate or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, plus depreciation and amortization, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO available to common shareholders.

Operating FFO Available to Common Shareholders
In addition to FFO available to common shareholders, we include Operating FFO available to common shareholders as an additional measure of our financial and operating performance. Operating FFO excludes acquisition costs and periodic items such as gains (or losses) from sales of land and impairment provisions on land available for development or sale, bargain purchase gains, severance expense, executive management reorganization costs, net, accelerated amortization of debt premiums and gains or losses on extinguishment of debt that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends. FFO and Operating FFO are simply used as for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable.

EBITDAre/Adjusted EBITDA/Proforma Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of severance expense, lease termination income, and other non-recurring items. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP. Proforma Adjusted EBITDA further adjusts for the effect of the acquisition or disposition of properties during the period.

Same Property Operating Income
Same Property Operating Income ("Same Property NOI with Redevelopment") is a supplemental non-GAAP financial measure of real estate companies' operating performance. Same Property NOI with Redevelopment is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable properties for the reporting period. Same Property NOI with Redevelopment excludes acquisitions and dispositions. Same Property NOI with Redevelopment is calculated using consolidated operating income and adjusted to exclude management and other fee income, depreciation and amortization, general and administrative expense, provision for impairment and non-comparable income/expense adjustments such as straight-line rents, lease termination fees, above/below market rents, and other non-comparable operating income and expense adjustments.

In addition to Same Property NOI with Redevelopment, the Company also believes Same Property NOI without Redevelopment to be a relevant performance measure of our operations. Same Property NOI without Redevelopment follows the same methodology as Same Property NOI with Redevelopment, however it excludes redevelopment activity that significantly impacts the entire property, as well as lesser redevelopment activity where we are adding GLA or retenanting a specific space. A property is designated as redevelopment when projected costs exceed $1.0 million, and the construction impacts approximately 20% or more of the income producing property's gross leasable area ("GLA") or the location and nature of the construction significantly impacts or disrupts the daily operations of the property. Redevelopment may also include a portion of certain properties designated as same property for which we are adding additional GLA or retenanting space.

Same Property NOI should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Our method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

RPT Realty
Non-GAAP Financial Definitions (continued)

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property occupied by tenants at the time the lease was executed with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.